UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 27, 2021

Giga-tronics Incorporated

(Exact Name of Registrant as Specified in Charter)

California	0-12719	94-2656341
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5990 Gleason Drive, Dublin, CA	94568
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (925) 328-4650

                                     N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No par value	GIGA	OTCQB Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

On April 27, 2021, Giga-tronics Incorporated (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”) pursuant to which it issued and sold pre-funded warrants to purchase an aggregate of 461,538 shares of the Company’s common stock (the “Warrants”) for gross proceeds of $1,500,000 or $3.25 per Warrant in a private placement (the “Private Placement”) on the same day. Net proceeds to the Company after fees and expenses of the private placement will be approximately $1,350,000. The Company intends to use the net proceeds from the Private Placement for general corporate purposes. The Purchase Agreement contains customary representations and warranties of the Company and certain indemnification obligations and ongoing covenants of the Company.

The Warrants are immediately exercisable and may be exercised for no additional consideration subject to the limitation that a holder of a Warrant will not have the right to exercise any portion of the Warrant if the holder together with its affiliates and attribution parties (as such terms are defined in the Warrants) would beneficially own in excess of 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. The Warrants do not expire.

Pursuant to the terms of the Purchase Agreement, and as a condition to closing the Private Placement, the Company and each Investor simultaneously entered into a registration rights agreement (the “Registration Rights Agreement”) requiring the Company to file a registration statement with the Securities and Exchange Commission within 45 days of the closing of the Private Placement to register for resale the shares of the Company’s common stock underlying the Warrants. The Registration Rights Agreement contains customary terms and conditions, certain liquidated damages provisions for failing to comply with the timing obligations for the filing and effectiveness of the registration statement, and certain customary indemnification obligations.

The foregoing is only a summary of the Warrants, the Purchase Agreement and the Registration Rights Agreement and does not purport to be a complete description of the agreements. The summary is qualified in its entirety by reference to the forms of Warrant, Purchase Agreement and Registration Rights Agreement, copies of which are filed as Exhibits 4.1, 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The information under Item 1.01 above is incorporated by reference into this Item 3.02. The Company issued the securities described therein in reliance on the exemption from registration under Rule 506 of the Regulation D of the Securities and Exchange Commission.

In connection with the sale of the Warrants, the Company paid a fee of $105,000 in cash and issued 23,076 warrants to purchase common stock to Roth Capital Partners, LLC, who served as the placement agent in the Private Placement. Each such warrant represents the right to purchase one share of the Company’s common stock at the price of $3.575 per share. Such warrants terminate on the fifth anniversary of the issue date. The Company issued the warrants in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933.

Item 7.01 Regulation FD Disclosure

On April 29, 2021, the Company issued a press release announcing the execution of the Purchase agreement, the sale of the Warrants, and the Company’s preliminary unaudited operating results for its 2021 fiscal year ended March 27, 2021. A copy of the press release is attached to this report as Exhibit 99.1

The information in this Item 7.01 and Exhibit 99.1 is furnished and will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor will it be deemed incorporated by reference in any filing under the Securities Act, except as may be expressly set forth by specific reference in such document or filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

4.1	Form of Pre-Funded Warrant

10.1*†	Form of Securities Purchase Agreement, by and among the Company and the purchasers named therein

10.2	Form of Registration Rights Agreement, by and among the Company and the investors named therein

99.1	Press Release

* The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission upon its request.

† Exhibits A and C to this document have been separately filed as Exhibits 4.1 and 10.2, respectively, to this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 29, 2021	GIGA-TRONICS INCORPORATED

By: /s/ Lutz P. Henckels Executive Vice President, Chief Financial Officer and Chief Operating Officer